Exhibit 10(b)

SEVEN SEAS PETROLEUM INC.
LOGO

                                  July 9, 2001

The Shareholders of Seven Seas Petroleum Inc.

                                         Re:     Financing
Ladies and Gentlemen:

In order to meet our obligations and preserve our assets, we have previously advised you in recent filings with the U.S. Securities and Exchange Commission that we needed to obtain financing as promptly as practicable. Assuming we meet our current obligations and make certain expenditures required to preserve our assets and fulfill our obligations as operator to develop the Guaduas Oil Field and place it on pipeline production, we could have a cash deficiency in the third quarter of 2001 unless we raise additional capital. It is therefore imperative that the company take measures immediately to ensure that it can meet these obligations and make semi-annual interest payments on its $110 million of senior subordinated notes beginning in November of this year. These concerns of our financial viability were expressed by Arthur Andersen, our independent auditors, when it stated in its opinion of our year-end 2000 financial statements that the company's current financial position, in the absence of additional financing to meet existing commitments and capital needs, raises "substantial doubt about the company's ability to continue as a going concern."

Because our financial viability is in jeopardy, we have acted as promptly as circumstances would allow to obtain the required additional capital. I am pleased to inform you that today we secured financing to implement our development and exploration strategy, fulfilling one of the three goals in our 2001-2002 business plan outlined in my letter to shareholders in our 2000 Annual Report. Seven Seas Petroleum Inc. (the "Company") entered into an agreement with Chesapeake Energy Corporation ("Chesapeake") to provide $22,500,000 of financing. In a separate agreement, several qualified investors, including myself, (the "Qualified Investor Group") will agree to provide a like amount of financing bringing the total to $45,000,000. Closing of this financing is subject to CIBC World Markets Corp. ("CIBC"), the Company's financial advisors, rendering an opinion that the planned transactions are fair to the Company from a financial point of view. CIBC is expected to provide its written opinion on the fairness of the transactions following a review of the final documents.

After all transactions are completed, the Company will have issued $45,000,000 of 12% senior secured notes (interest will accrue for the first two years of the three and one-half year notes) together with detachable warrants to purchase 25,224,280 shares of our common stock at an exercise price of approximately $1.78. One-half of these notes will be offered to shareholders through a rights offering. The other half will be sold to Chesapeake. To the extent the shareholders do not elect to exercise their rights, the Qualified Investor Group has agreed to acquire any remaining senior secured notes. To guarantee that we secure the full $45,000,000 financing, the Qualified Investor Group will purchase $22,500,000 of short-term notes that will be redeemed for cash provided from the rights offering or converted into senior secured notes remaining from unexercised shareholder rights. Closing for the sale of senior secured notes to Chesapeake and the short-term secured notes to the Qualified Investor Group is set for July 23, 2001.

If the shareholders exercise all of the rights, and all warrants are converted into shares of common stock, Chesapeake will own 20% of the Company and the existing shareholders will own 80%. Conversely, if shareholders exercise none of their rights, and all the warrants are then issued to Chesapeake and the Qualified Investor Group, upon exercise of the warrants, Chesapeake will own 20%, the Qualified Investor Group will own 20%, and current shareholders will own 60%. In the latter case, for my $15 million commitment, I will be issued warrants to purchase 13.33% of the Company, or 22.22% of the current number of shares outstanding. The number of shares issuable upon exercise of all of the warrants is equal to approximately 66.67% of the current number of shares outstanding.

If after closing of the rights offering I have purchased less than $10 million of notes, I have granted Chesapeake an option that could require me to purchase from Chesapeake an amount of notes and a proportionate share of the warrants equal to the difference between $10 million and the amount of notes I acquired through the rights offering. If I purchase $10 million of notes in the aggregate, I would acquire warrants to purchase 5,605,397 shares or 8.89% of the Company, or 14.81% of the current number of shares outstanding.

The American Stock Exchange (the "AMEX") would normally require that we seek shareholder approval prior to closing this financing for two reasons: 1) we are selling Chesapeake warrants to purchase, below the market price, common stock of the Company that would represent more than 20% of our outstanding shares if exercised on the day of issuance (i.e. before the rights offering and the issuance of the other half of the warrants), and 2) the potential exists for me to acquire warrants to purchase 5% or more of the Company's outstanding common stock. However, pursuant to the Company's request, the AMEX has granted the Company an exception from the shareholder approval requirement based upon the Company's representation that the time required to seek shareholder approval would seriously jeopardize the financial viability of the Company. The Company's audit committee, composed of three independent directors, has expressly approved reliance on this exception.

Several reasons contributed to our need to rely on the exception from the AMEX shareholder approval requirement. First, we were precluded from negotiating a financing any sooner than we did because of uncertainties surrounding our Colombian projects, including the Colombian national oil company's decision on its participation in the Guaduas Oil Field, receiving environmental and other regulatory permits from the Colombian governmental authorities and negotiating a pipeline and development program for the Guaduas Oil Field with our partners. Until these matters were resolved, we were not in a position to quantify our costs or predict when regulatory approval for development would be obtained. Second, the concentration of our assets in Colombia made it difficult for us to find a lender or equity participant willing to be a lead investor. Third, when we did find a lead investor, Chesapeake required that Seven Seas raise sufficient funds to implement our partner approved development program for the Guaduas Oil Field and conduct certain exploration projects, including commencing the drilling of the subthrust Dindal exploration well as soon as possible. To implement this development and exploration strategy, we needed to raise $45 million in new capital. Additionally, Chesapeake made it clear that timing was of the essence, and that waiting for shareholder approval may have precluded its participation. Fourth, as noted above, without additional capital, we could have a cash deficiency sometime in the third quarter of 2001. Waiting for shareholder approval would likely delay the financing until after this time. The likelihood of consummating a financing with Chesapeake or an alternative lead investor is severely diminished as the Company's cash position deteriorates. Finally, as noted above, Arthur Andersen, our independent auditors, reiterated the need to secure immediate financing by providing a modified "going concern" opinion regarding our year-end 2000 financial statements.

For all of these reasons, the Company's Board of Directors determined it was in the best interests of the Company and shareholders to proceed with financing as quickly as possible. With our financing in place, we will be able to focus completely on securing our future by continuing the development of the Guaduas Oil Field and testing our upside by drilling an exploration well to test the subthrust Dindal prospect.

This letter does not constitute an offer of any securities for sale. Offers will be made only pursuant to a registration statement filed with the U.S. Securities and Exchange Commission ("SEC"). This month, we expect to submit a registration statement for the rights offering to the SEC. As it becomes available, additional information regarding the planned financing transactions will be accessible on our web site, www.sevenseaspetro.com. If you have any questions, please contact Mr. Bryan Sanchez, our Manager of Investor Relations, at (713) 622-8218.

                                Cordially,

                                ROBERT A. HEFNER III
                                Robert A. Hefner
                                Chairman and Chief Executive Officer